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Exhibit 24.3



                               [STAMP DUTY SEAL]



                               POWER OF ATTORNEY


Eco Holdings Ltd., a company organized under the laws of Gibraltar, with its principal address at 28 Irish Town, Gibraltar (the "Company"), hereby appoints Pavel Valentinovich Kulikov, a citizen of the Russian Federation, holding passport series VII-SB No. 607394, issued by Militia Department No. 49 of the City of Moscow on 7 April 1993 as its true and lawful attorney (the "Attorney") and authorizes him to execute and cause to be filed with the United States Securities and Exchange Commission on behalf of the Company a Schedule 13D or any amendment thereto, or any other filings with the United States Securities and Exchange Commission necessary or appropriate in respect of securities of Open Joint Stock Company Vimpel-Communications which the Company may be deemed to beneficially own. The Schedule 13D and any other such filings shall be in such form as the Attorney shall approve.

This power of attorney shall remain in effect for one year or until revoked in writing by the Company.

IN WITNESS WHEREOF, Eco Holdings Ltd. has caused this instrument to be executed by its duly authorized director, Franz Wolf, on the 16/th/ day of May 2002.



                                         ECO HOLDINGS LTD.

                     [SEAL OF NOTARY]


                                         /s/ Franz Wolf


                                         By:
                                         Title:


[STAMP--T & T MANAGEMENT SERVICES LIMITED SECRETARIES]